As filed with the Securities and Exchange Commission on July 12, 2011

Registration No. 333-34261

Registration No. 333-57577

Registration No. 333-61780

Registration No. 333-108163

Registration No. 333-120906

Registration No. 333-145357

Registration No. 333-153060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-34261

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-57577

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-61780

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-108163

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-120906

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-145357

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-153060

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENDLE INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Ohio	31-1274091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

441 Vine Street, Suite 500

Cincinnati, Ohio 45202

(513) 381-5550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kendle International Inc. 1995 and 1997 Stock Option Plan and Stock Incentive Plans

Kendle International Inc. 1998 Employee Stock Purchase Plan

Kendle International Inc. 1995 and 1997 Stock Option Plan and Stock Incentive Plans

Kendle International Inc. 2003 Directors’ Compensation Plan

Kendle International Inc. 2003 Directors’ Compensation Plan

Kendle International Inc. 2007 Stock Incentive Plan

Kendle International Inc. Nonqualified Deferred Compensation Plan

(Full Title of the Plan)

Jarrod B. Pontius, Esq.

Vice President, Chief Legal Officer and Secretary

441 Vine Street, Suite 500

Cincinnati, Ohio 45202

(513) 381-5550

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies of all communications to:

F. Mark Reuter, Esq

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Kendle International Inc. (the “Company”) is filed to deregister all securities that were previously registered but have not been sold or otherwise issued as of the effective date of this Post Effective Amendment under the Registration Statements:

1.	Registration Statement No. 333-34261 regarding the Kendle International Inc. 1995 and 1997 Stock Option Plan and Stock Incentive Plans filed with the Securities and Exchange Commission (the “SEC”) on August 22, 1997;

2.	Registration Statement No. 333-57577 regarding Kendle International Inc. 1998 Employee Stock Purchase Plan filed with the SEC on June 24, 1998;

3.	Registration Statement No. 333-61780 regarding the Kendle International Inc. 1995 and 1997 Stock Option Plan and Stock Incentive Plans filed with the SEC on May 29, 2001;

4.	Registration Statement No. 333-108163 regarding the Kendle International Inc. 2003 Directors’ Compensation Plan filed with the SEC on August 22, 2003;

5.	Registration Statement No. 333-120906 regarding the Kendle International Inc. 2003 Directors’ Compensation Plan filed with the SEC on December 1, 2004;

6.	Registration Statement No. 333-145357 regarding the Kendle International Inc. 2007 Stock Incentive Plan filed with the SEC on August 13, 2007; and

7.	Registration Statement No. 333-153060 regarding the Kendle International Inc. Nonqualified Deferred Compensation Plan filed with the SEC on August 18, 2008.

On May 4, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with INC Research, LLC a Delaware limited liability company (“Parent”), and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, on July 12, 2011. At the effective time of the Merger, each common share of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) the Company or any direct or indirect wholly-owned subsidiary of the Company or (iii) shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” for their shares under Ohio law) was automatically cancelled and converted into the right to receive $15.25 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration any securities previously registered but not sold or otherwise issued under the Registration Statements as of the effective date of this Post-Effective Amendment.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 12, 2011.

KENDLE INTERNATIONAL INC.
(Registrant)

By:	/s/ Jarrod B. Pontius
Name:	Jarrod B. Pontius
Title:	Vice President, Chief Legal Officer and Secretary